Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-180217 on Form S-8 of our report dated March 8, 2013, relating to the consolidated financial statements of Demandware, Inc. appearing in the Annual Report on Form 10-K of Demandware, Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 8, 2013